June 25, 2003
For Release:      Immediately
Contact: Denise D. VanBuren, (845) 471-8323


                    CH Energy Group Announces Succession Plan
                          Lant Named President and CEO


(POUGHKEEPSIE, NY) Chairman of the Board, President and Chief Executive Officer Paul J. Ganci today announced, on behalf of the Board of Directors of CH Energy Group, Inc. (NYSE: CHG), an executive succession plan that will gradually lead to Steven V. Lant's assuming full executive responsibility for the Company and its subsidiaries next year. Effective July 1, 2003, Lant will assume responsibilities as President and Chief Executive Officer, reporting to Ganci, who will continue to serve as an executive Chairman of the Board. Lant will also continue to serve as Chief Financial Officer.
         Ganci, who will continue to provide executive direction to the corporation and its subsidiaries, will relinquish his executive responsibilities and step down as Chairman of the Board after the Annual Meeting of Shareholders on April 27, 2004.
         "We're very much focused on the future, and on our goal of increasing earnings per share by 5 percent annually. Steve's considerable experience, talents and insight will be critical in our ability to realize that goal by acquiring selected assets and growing the internal operating earnings of our existing subsidiaries by increasing revenue and the productivity of our employees," Ganci said.
         "Steve had the opportunity to learn from -- and contribute to -- virtually every segment of our business during the last 23 years. In every position he has held, he's demonstrated strong analytical skills and a sense of strategy that has consistently led to effective execution. He has been at the forefront of developing our strategy and providing leadership during our transformation. His ability to build on a solid record of effectively managing our finances, restructuring our unregulated business units, and improving service to all of our customers will be of great value in the years ahead."


         Lant, who joined utility subsidiary Central Hudson Gas & Electric Corporation in 1980 as an Analyst, was appointed Corporate Treasurer in 1993 and was named Chief Financial Officer in 1998. In 2002, Lant was appointed Chief Operating Officer of CH Energy Group and President of Central Hudson Enterprises Corporation, the Company's family of competitive, energy-based businesses.
         "The last five years have been the most tumultuous in the history of the utility industry, and CH Energy Group has come through that period as a diversified regional energy company with a seasoned management team, a strong balance sheet, and available cash to pursue growth opportunities in our utility and in competitive energy markets," said Lant.
         "We're well positioned from a strategic and financial perspective, and our continued goal will be to increase shareholder value by creating growth while carefully managing risk. We will also continue our long-standing tradition of supporting the communities in which we do business," he added.
         Lant serves as the Chairman of the Board of Governors of the United Way of Dutchess County, and is a member of the Board of Trustees of Vassar Brothers Medical Center. He is immediate past president of Rehab Programs, Inc. and of the Hudson Valley Council of the Boy Scouts of America. Lant holds both bachelor's and master's degrees in Economics from the University at Albany. A resident of the town of Poughkeepsie, he and his wife Linda have two children, Elliott, 13, and Sally, 11.
                                     # # #
About CH Energy Group:
         With more than 425,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation (CHG&E) and Central Hudson Enterprises Corporation (CHEC).
         Central Hudson Gas & Electric is a regulated transmission and distribution utility serving approximately 345,000 customers in eight counties of New York State's Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Since deregulation, Central Hudson has established a proven track record in providing its customers extremely competitive prices for energy delivery. Strengthened by relationships that stretch back 150 years with the communities of the Mid-Hudson Valley, Central Hudson is considered an industry leader in not only lowering costs but in also introducing innovative technology and service reliability improvements - all of which are focused on continually increasing customer satisfaction.
         Central Hudson Enterprises Corporation (CHEC) is a family of competitive businesses delivering energy and related services to nearly 80,000 customers throughout the Northeast. It incorporates business units that deliver fuel oil, natural gas, propane and motor fuels, as well as a full menu of energy services, to approximately 80,000 customers in 11 states. Its regional footprint stretches from markets in New England to those of the Washington, D.C. metropolitan area.